Exhibit 99.1

HealthExtras

FOR IMMEDIATE RELEASE	Contact: Aaron Finch
301-548-2900
AFinch@HealthExtras.com

HEALTHEXTRAS REPORTS RECORD THIRD QUARTER RESULTS

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Company Reports Net Income of $2.8 Million, Provides Preliminary Guidance for 2004

ROCKVILLE, MD, October 28, 2003 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2003.

Third Quarter Highlights

•	Net income for the third quarter 2003 was $2.8 million or $.09 per share ($.08 fully diluted), a 200% increase over comparable after-tax third quarter 2002 earnings of $.03 per share.

•	Revenues for the third quarter 2003 totaled $95.0 million, a 49% increase over third quarter 2002 revenues of $63.9 million.

•	Over 2.2 million prescriptions were processed during the quarter and total earnings before interest, taxes, depreciation, and amortization (EBITDA) were $5.2 million.

“We are pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The quarter’s financial performance reflects both new client additions and improved operating margins as a result of higher generic and preferred brand drug utilization. In addition to the strong financial results, during the quarter we opened our newest office in Atlanta to support our rapid growth in the Southeast.”

Operating income for the three months ended September 30, 2003 increased to $4.7 million, a greater than 200% increase over the $1.5 million from the same period in 2002. The financial results were consistent with management’s expectations, and the Company confirmed that it is on track to meet or exceed its previously stated 2003 financial guidance of approximately $375 million in revenues and earnings of $.30 per share. For the nine months ended September 30, 2003, the Company earned $.21 per share and recorded revenues of $281 million.

Preliminary 2004 Guidance

Based on current business and trends, management expects 2004 net income to increase by 50% over 2003 net income to approximately $14.8 million which should equate to earnings per share of $.41 to $.43 in 2004. Total EBITDA in 2004 is expected to increase by approximately 50% over 2003 to more than $26 million which should translate to EBITDA of $.74 to $.76 per share.

Revenue for 2004 is expected to be between $440 and $470 million. Reported revenue will be directly impacted by the extent to which clients continue to shift pharmacy costs to members in the form of higher co-payments and deductibles. As previously disclosed, the Company does not report member payments as revenue.

“The Company is well positioned to deliver consistent earnings growth in 2004 and beyond,” added Mr. Blair. “Throughout the year, we added clients in both existing and new markets, integrated our operations, implemented programs to effectively control our clients’ drug costs and continued to provide our clients with the highest level of service in the industry.”

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over two million members and the Company’s clients include managed care organizations, large employer groups, unions, government agencies and individual consumers.

The Company’s integrated pharmacy benefit management services include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

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This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

Financial Information Follows:

HealthExtras, Inc.
Balance Sheet Information as of September 30, 2003
(In Thousands)

Assets

Current assets:
Cash and cash equivalents	$28,240
Accounts receivable	44,935
Deferred income taxes	1,286
Deferred charges	1,846
Other current assets	1,049

Total current assets	77,356

Fixed assets, net	3,124
Intangible assets, net	13,574
Goodwill	33,666
Other assets	1,807

Total assets	$129,527

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$43,401
Accrued expenses and other current liabilities	2,840
Deferred revenue	4,066

Total current liabilities	50,307

Deferred income taxes	125
Notes payable	12,000

Total liabilities	62,432

Stockholder’s equity:
Common stock	325
Additional paid-in capital	71,097
Retained deficit	(4,327)

Total stockholder’s equity	67,095

Total liabilities and stockholders’ equity	$129,527

Income Statement
(In Thousands, except per share data)
	For the quarter	For the quarter
	ended September 30, 2002	ended September 30, 2003

Revenue	$63,907	$95,003

Direct expenses	54,757	83,909
Selling, general & administrative	7,610	6,428

Total operating expenses	62,367	90,337

Operating income	1,540	4,666

Interest expense, net	23	98

Income before income taxes	1,517	4,568

Provision for income taxes	—	1,763

Net income	$1,517	$2,805

EPS—basic	$0.05	$0.09
EPS—diluted	$0.05	$0.08

Weighted average common shares	32,291	32,466
basic (in thousands)

Weighted average common shares	32,495	35,034
diluted (in thousands)

End of Filing